EXHIBIT 10.36

[HOSPITALITY PROPERTIES TRUST LETTERHEAD]

March 27, 2003

Candlewood Hotel Company, Inc.
Candlewood Leasing No. 1, Inc.
8621 East 21st Street North, Suite 200
Wichita, KS 67206
Attn: Mr. Tim Johnson

Second Amended and Restated
Guaranty Agreement, dated as of April 12, 2002

Ladies and Gentlemen:

     Reference is made to the captioned agreement (the “Guaranty”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranty.

     HPT hereby agrees to take no action, prior to January 1, 2004, with respect to any failure by the Guarantor to comply with the provisions of Section 3.6 of the Guaranty, provided (x) no other default or event of default shall occur under the Guaranty or Transaction Documents prior to such date and (y) the Guarantor shall throughout the 2003 calendar year maintain a Net Worth in the amount of at least Sixty Million Dollars ($60,000,000).

     In addition to the obligations set forth in Section 17.2 of the Amended Lease, the Guarantor shall, on the first Business Day of January 2004, deliver to HPT a balance sheet for the Guarantor, accompanied by the Financial Officer’s Certificate, confirming the Net Worth of the Guarantor in the amount of at least Seventy-Five Million Dollars ($75,000,000) as of January 1, 2004.

     This letter will be effective upon receipt by the undersigned of an original copy countersigned by you.

Very truly yours,
HOSPITALITY PROPERTIES TRUST HPT CW PROPERTIES TRUST
By:	/s/ MARK KLEIFGES

Its: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

CANDLEWOOD HOTEL COMPANY, INC.
CANDLEWOOD LEASING NO. 1, INC.

By:	/s/ WARREN D. FIX

Its: Executive Vice President and Chief Financial Officer